      As filed with the Securities and Exchange Commission on July 6, 1999

                                                          Registration No. 333 -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                PHARMAPRINT INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
         (State or Other Jurisdiction of Incorporation or Organization)

                                   33-0640125
                     (I.R.S. Employer Identification Number)

                              2600 MICHELSON DRIVE
                                   SUITE 1600
                            IRVINE, CALIFORNIA 92612
                                 (949) 794-7778
   (Address and Telephone Number of Registrant's Principal Executive Offices)

                                 JAMES R. WODACH
                             CHIEF FINANCIAL OFFICER
                              2600 MICHELSON DRIVE
                                   SUITE 1600
                            IRVINE, CALIFORNIA 92612
                                 (949) 794-7778
            (Name, Address and Telephone Number of Agent For Service)

                                 With a copy to:
                            BARRY J. SIEGEL, ESQUIRE
                 KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LLP
                               1401 WALNUT STREET
                           PHILADELPHIA, PA 19102-3163
                                 (215) 568-6060


Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box: / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------
Title of Shares to be      Amount to be          Proposed Maximum           Proposed Maximum           Amount of
      Registered            Registered       Offering Price Per Share   Aggregate Offering Price    Registration Fee
--------------------------------------------------------------------------------------------------------------------
     Common Stock          2,776,595 (1)            $5.00 (2)                $13,882,975 (2)             $3,859
--------------------------------------------------------------------------------------------------------------------




(1) Shares of common stock which may be offered pursuant to this registration statement consist of a maximum of 2,776,595 shares of common stock issuable upon conversion of 10,000 shares of Series A convertible preferred stock and 2,000 shares of Series B convertible preferred stock. The amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series A convertible preferred stock and Series B convertible preferred stock, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) Based on the average of the high and low trading price of the registrant's common stock as reported by the Nasdaq National Market on June 30, 1999, as estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

PROSPECTUS


                                PHARMAPRINT INC.
                              2600 MICHELSON DRIVE
                                   SUITE 1600
                            IRVINE, CALIFORNIA 92612
                                 (949) 794-7778


                     UP TO 2,776,595 SHARES OF COMMON STOCK




         The stockholder of PharmaPrint Inc. listed in this prospectus under "Selling Stockholder" is offering and selling up to 2,776,595 shares of common stock. The selling stockholder may acquire the shares of common stock offered pursuant to this prospectus upon conversion of shares of PharmaPrint's Series A convertible preferred stock and Series B convertible preferred stock.

         PharmaPrint's common stock is listed on the Nasdaq National Market under the symbol "PPRT." On June 30, 1999, the closing sale price for the common stock, as quoted on the Nasdaq National Market, was $5.00 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares of common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.












                 The date of this prospectus is July ___, 1999.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operations, financial condition, growth, prospects and capital expenditures or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

         Important factors that may cause actual results to differ from projections and expectations include, for example:

         - the revenues generated from or a change in our relationship with American Home Products Corporation;

         -        the cost and availability of botanical extracts;

         -        the cost and availability of manufacturing service providers;

         -        the ability to obtain and enforce patents;

         -        limited manufacturing experience;

         -        dependence on third parties;

         -        uncertainties related to the PharmaPrint-TM- Process;

         - government regulation and the uncertainty of product approvals;

         -        the ability to commercialize and market products;

         - results of research and development and clinical and toxicology studies;

         - other risks described under "Risk Factors" below and which may be described in PharmaPrint's future filings with the Securities and Exchange Commission.

         PharmaPrint does not promise, nor is it obligated, to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.


                                  RISK FACTORS

EARLY STAGE OF MANUFACTURING AND PRODUCT DEVELOPMENT; HISTORY OF OPERATING
LOSSES

         We have limited operating history and have recognized substantial losses each year since we began operations. Our prospects must be considered in light of the risks, expenses and difficulties faced by businesses in the consumer products and pharmaceutical industries. These industries have a large number of market entrants, intense competition and a high failure rate. To achieve profitable operations, we will need to continue to commit substantial resources to successfully develop and manufacture products. While we expect to be able to satisfy our commitments, we can provide no assurance that we will be successful in doing so or that we can generate sufficient revenue to fund our continuing operations.

DEPENDENCE ON AMERICAN HOME PRODUCTS CORPORATION; EXCLUSIVE LICENSE

         Under several agreements, we have granted American Home Products Corporation an exclusive license to market and sell certain herbal dietary supplement products. Because we cannot sell these herbal dietary supplement products by any other means, we are currently relying on American Home Products Corporation as our only source of revenues from these herbals dietary supplement products.

RISK OF TERMINATION

         American Home Products Corporation can terminate in their sole discretion our agreements as to specific products upon ninety days notice and can terminate our agreements in their entirety upon one year's notice. American Home Products Corporation could decide to terminate our agreements for many reasons, including shifts in its strategic focus, poor market reaction to Centrum-REGISTERED TRADEMARK-branded dietary supplements, lack of patent protection for the PharmaPrint-TM- Process or a determination to pursue alternative methods of producing herbal dietary supplements. If American Home Products Corporation terminates our agreements in whole or in part, we may not be able to enter into comparable agreements for the distribution and sale of our products or establish our own marketing and sales force. Termination of our agreements could have a material adverse effect on our business, financial condition and results of operations.

RESEARCH AND DEVELOPMENT COSTS; FIXED PRICES

         We must conduct, at our own expense, the research and development and regulatory work necessary to produce the products for sale to American Home Products Corporation. This will require significant expenditures that we may not recover if American Home Products Corporation terminates the agreements in whole or in part or if sales with American Home Products Corporation are lower than anticipated. Under an agreement reached in November 1998, American Home Products Corporation paid us an additional $5 million as reimbursement for certain development and production costs and increased the price that American Home Products Corporation pays us for products delivered before February 28, 1999. In April 1999, American Home Products Corporation and PharmaPrint entered into an additional agreement that extended the per unit cost increase for products delivered from March 1, 1999 through July 31, 1999. American Home Products Corporation and PharmaPrint are currently negotiating an extension of this per unit increase or alternative pricing provisions. Beginning August 1, 1999, the prices that American Home Products Corporation pays us (with some limited exceptions) will revert to the prices set in the original agreements based upon the manufacturing specifications agreed upon in the original agreements. Such prices will remain fixed until October 2000. Accordingly, increases in material or production costs, without a corresponding increase in the price American Home Products Corporation pays us, will reduce the profitability of the American Home Products Corporation supply agreements.

LIMITED OBLIGATION TO PAY ROYALTIES; PATENT PROTECTION

         American Home Products Corporation is not obligated to pay us royalties on sales of products that are not covered by a patent relating to the PharmaPrint-TM- Process. We currently do not have any such patents for any of the products that American Home Products Corporation is marketing and we can provide no assurance that we will obtain patents for any of the products sold through American Home Products Corporation. Our business, financial condition and results of operations will suffer if American Home Products Corporation does not pay royalties to us.

LIMITED OBLIGATION TO MARKET PRODUCTS

         Our agreements with American Home Products Corporation limit their obligation to provide marketing support. During each of the first two years after the initial launch date of the first product, American Home Products Corporation must spend the lesser of fifty percent of net sales of the products or $20 million. Accordingly, poor initial sales could result in very limited marketing support from American Home Products Corporation. American Home Products Corporation is obligated to devote the efforts and resources it normally uses to market its own non-prescription products with similar market potential and at a similar stage of product life. However, after the first two years following the initial launch date, American Home Products Corporation is not required to spend any specific amount on marketing support. If American Home Products Corporation does not provide sufficient marketing support, our business, financial condition and results of operations may suffer. In addition, our sole remedy if American Home Products Corporation fails to meet its minimum spending commitments (provided that American Home Products Corporation has otherwise met its obligations under our agreements), is to sell our herbal dietary supplement products under a national or regional brand through one additional party.

RELIANCE ON CORPORATE PARTNERS

         We expect to enter into agreements with other partners for the development and marketing of other products. American Home Products Corporation has certain options to develop with us other Food and Drug Administration regulated pharmaceutical products for sale in the over-the-counter market.
The success of any of our products, even if successfully developed, will depend on the ability of our partners to market and commercialize such products. We can provide no assurance that any partnership will result in product revenues or profits. In addition, any of our corporate partners may pursue alternative technologies or develop alternative therapeutics targeted at the same markets or diseases that we have targeted. This risk may increase if we are not successful in obtaining patent protection for the PharmaPrint-TM- Process.

COST AND AVAILABILITY OF BOTANICAL EXTRACTS

         We procure the botanical extracts necessary to develop our products from various sources in the United States, Europe and Asia. We have agreed and have the exclusive right to supply all of American Home Products Corporation's requirements of the herbal products that we have licensed to American Home Products Corporation. We purchase a significant amount of botanical extracts to meet these obligations. Since many of the botanical extracts contained in our products are not commodities, we cannot hedge price risk with traditional future contracts. In addition, because some of these plants are picked in the wild rather than farm cultivated, the supply may be unavailable. This uncertain supply, in combination with the possibility of continued increases in demand, could result in significant increase in the price of botanical extracts used in our products. In addition, if due to supply shortages American Home Products Corporation is unable to meet the demand of its customers, even if for a short time, the result could be a long-term decrease in sales. Our ability to increase the price of our products licensed to American Home Products Corporation to adjust for increases in raw material costs is limited. We can provide no assurance that an adequate supply of botanical extracts will be available to us on commercially reasonable terms. We have secured sufficient quantities of botanical extracts for our near term requirements and believe there are numerous alternative suppliers throughout the world from which we can obtain these botanical extracts. However, any shortage of such botanical extracts may cause delays, as well as increased material costs, that could have a material adverse effect on our business, financial condition and results of operations.

NEED FOR ADDITIONAL FUNDING; UNCERTAIN ACCESS TO CAPITAL

         We expect our current capital resources to last at least 12 months. We may then need substantial additional funds to support our dietary supplement business and herbal combination, functional food and pharmaceutical product development programs. Under a loan agreement, we have borrowed $500,000 to fund the purchase of certain equipment, and borrowed an additional $4 million based upon current levels of approved accounts receivable and purchase orders. If approved accounts receivable for purchase orders decrease, we will be required to repay such shortfall. Under the loan agreement, our ability to borrow funds is also subject to satisfaction of certain financial ratios and covenants. In addition, we recently sold $10,000,000 of Series A convertible preferred stock. Our future capital requirements will depend on many factors including:

         - the amount of orders we receive from American Home Products Corporation;

         -        the amount of inventory we are required to maintain;

         - the revenues generated under the agreements with American Home Products Corporation;

         -        the cost of botanical extracts and other manufacturing costs;

         - the cost of and progress in our research and development programs;

         -        progress with toxicology testing and clinical trials;

         -        the time and cost involved in obtaining regulatory approvals;

         -        patent costs;

         -        the scope of our patent coverage, if any;

         -        competing technological and market developments; and

         -        our corporate partnerships.

         If our capital resources are insufficient to meet our operating requirements, we will seek additional funds through equity or debt financings or through arrangements with corporate partners. We may need funds sooner than anticipated. Other than the $4.5 million loan agreement described in the prior paragraph and an agreement under certain circumstances to sell $2,000,000 of Series B convertible preferred stock, we have no arrangements for additional financing. Any additional financing may substantially dilute our existing stockholders. We can provide no assurance that additional financing will be available when needed or upon acceptable terms. Our ability to raise additional funds will be adversely affected if we are unable to obtain patent protection for our technologies. If adequate funds are not available, our business, financial condition and results of operations may suffer.

UNCERTAINTIES RELATED TO THE PHARMAPRINT-TM- PROCESS

         We believe that our competitive advantage is our unique ability, through application of the PharmaPrint-TM- Process, to assess and standardize the bioactive composition and potency of plant-derived dietary supplements and pharmaceuticals. We can provide no assurance, however, that consumers in the dietary supplement or functional food markets will value this standardization, particularly in light of the fact that these products cannot be marketed through any claims for the treatment or prevention of disease. In addition, the PharmaPrint-TM- Process itself does not assure efficacy of our product. We could make claims of efficacy only after successful clinical trials, which will not be conducted with respect to our dietary supplement or functional food products. Accordingly, we can provide no assurance that our dietary supplement or functional food products will achieve commercial success.

         In the pharmaceutical market, we depend on regulatory approval for our plant-derived multi-molecule drug candidates. We do not believe that the Food and Drug Administration and other regulatory authorities have ever approved multi-molecule, botanical pharmaceuticals. We can provide no assurance that regulators will approve these compounds in general, accept the PharmaPrint-TM- Process as an appropriate method of standardizing botanical compounds for clinical testing, or approve our particular drug candidates. Without regulatory review and approval, we could not achieve our pharmaceutical development plans. In such case, our only potential businesses would be dietary supplements and functional foods.

DEPENDENCE ON UNCERTAIN PATENTS AND OTHER PROPRIETARY RIGHTS

         Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and dietary supplement, functional food and pharmaceutical products, preserve our trade secrets, and operate without infringing on the proprietary rights of third parties. We plan to achieve a competitive advantage as the only provider of botanical, dietary supplements, functional foods and multi-molecule pharmaceuticals that can market its products on the basis of consistent composition, the presence of a least one bioactive and proven bioactivity. This depends on our ability to obtain a patent covering the PharmaPrint-TM- Process that is broad enough to prevent competitors from making such claims. We have applied for a broad process patent covering a method for making high quality botanical products that incorporates the steps that make up the PharmaPrint-TM- Process, as well as additional patents covering the application of this method to the manufacture of 11 specific botanical compositions. We intend to apply for additional patents as we develop additional products or enhance our technologies. To date, we have not received any patents or notices of allowance of any patent application for the PharmaPrint-TM- Process or any products we currently intend to commercialize, although we have received certain patents and allowances on products we don't intend on commercializing. If we are not successful in obtaining and maintaining adequate patent protection for the PharmaPrint-TM- Process, we will not be able to protect our pharmaceutical products and our ability to compete successfully in the dietary supplement and functional food markets will be impaired. Furthermore, American Home Products Corporation is not obligated to pay royalties on sales of any products not covered by a patent relating to the PharmaPrint-TM- Process.

         We can provide no assurance that we will obtain any patents covering our technology or products, or that any patents may be issued will provide substantial protection or be of commercial benefit. Any patent covering the PharmaPrint-TM- Process may be vulnerable to challenge on various grounds, including lack of nonobviousness or novelty. A great deal of research and development work has taken place in botanicals, including efforts focused on single- molecule bioactivity and analysis of multiple botanical components.
We believe that the PharmaPrint-TM- Process is unique and patentable because of its focus on determining high quality botanicals by identifying bioactive components having activity relevant to clinical indications and establishing manufacturing standards covering the range of bioactivity of the total of these compounds. However, it is arguable that prior work on bioactivity relating to the development of single molecule drugs or multi-molecule drugs or multi-molecule chemical composition analysis could contradict novelty or nonobviousness of our invention.

         The issuance of a patent is not conclusive as to its validity or enforceability, and competitors may be able to design around any patent that we obtain. Competitors may find ways to substantiate claims about the composition or bioactivity of competing products without utilizing our process. We can provide no assurance that any patent issued to us will not be invalidated, or that we will not be forced to narrow, through re-examination, the scope of such a patent claim to avoid its invalidation. In addition, we can provide no assurance that any application of our technology will not infringe on patents or proprietary rights of others. In addition, any licenses that might be required as a result of such infringement for our processes or products may not be available on commercially reasonable terms, if at all.

         Litigation may be necessary to enforce our patent and proprietary rights or to determine the scope and validity of others proprietary rights. Any such litigation could be very costly and could distract our management and technical personnel. We may participate in interference proceedings that may in the future be declared by the Patent and Trademark Office to determine priority of invention, which could be very costly. We can provide no assurance of a favorable outcome of any litigation or interference proceedings. An unfavorable outcome in any proceeding could have material adverse effect on our business, financial condition and results of operations.

         The patent position of biotechnology and biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology and biopharmaceutical patents. Accordingly, there can be no assurance that any patent applications that we own or license will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology.

         Many of the processes and much of the know-how that are important to our technology depend upon the non- patentable skills, knowledge and experience of our scientific and technical personnel and collaborators. To help protect our rights, we require employees, collaborators and significant consultants and advisors with access to confidential information, to sign confidentiality agreements. We can provide no assurance, however, that these agreements will provide adequate protection for our trade secrets, know-how or proprietary information in the event of any unauthorized use or disclosure.

OUTSOURCING OF MANUFACTURING, RESEARCH AND DEVELOPMENT AND REGULATORY ACTIVITIES

         Pursuant to our supply agreement with American Home Products Corporation, we are American Home Products Corporation's exclusive supplier of the herbal products sold by American Home Products Corporation and must produce such products under applicable current good manufacturing practices. We do not have the internal facilities or capabilities to manufacture our products, but rather rely on third party manufacturers. If we are unable to maintain contract manufacturing relationships on acceptable terms or otherwise develop manufacturing capabilities, our ability to deliver products to American Home Products Corporation or others may be adversely affected.

         If we fail to supply American Home Products Corporation with certain commercial quantities of products for a period of 60 consecutive days for any reason, American Home Products Corporation has the right to manufacture such products itself, or to retain a third party manufacturer. This right is exercisable for a limited period of time if we are able to continue manufacturing commercial quantities of these products. We can provide no assurance that we will be able to meet our obligation to supply such products in sufficient commercial quantities. A loss of manufacturing rights to American Home Products Corporation or a third party would have a material adverse effect on our business, financial condition and results of operations.

         We have limited experience in the sale, marketing, distribution and clinical testing of dietary supplements, functional foods and pharmaceutical products. Therefore, we rely on collaborative arrangements or license and distribution agreements with third parties. To be successful, our pharmaceutical products must be manufactured, at an acceptable cost, in commercial quantities under the Food and Drug Administration's standards or other standards prescribed by regulatory agencies in other countries.

         All of our manufacturing, and most of our research and development activities are performed by third party laboratories and manufacturing facilities. Although we believe that our partners have an economic motivation to perform their duties in a timely and effective manner, the amount and timing of the resources devoted by such parties to performing their duties may vary. Any failure to perform such duties may result in a delay in our manufacturing, product development and marketing activities. Any failure or delay could also result in a breach of our obligations under the agreements with American Home Products Corporation and any other collaborative arrangements. Any such failure or delay could have a material adverse effect on our business, financial condition and results of operations.

         In the future, we may transfer control of toxicology studies and clinical trials, the preparation and submission of regulatory approvals and the manufacture of pharmaceutical products to a partner. If we do transfer such control, we would then depend on our partner's efforts to effectively develop our drug candidates. Additionally, if we outsource the manufacturing of our drug candidates, we will lose the opportunity to generate profits from manufacturing.

COMPETITION AND TECHNOLOGICAL CHANGE

         The dietary supplement, functional food, pharmaceutical, consumer products and biotechnology industries are subject to intense competition and rapid technological change. We face intense competition from numerous sources, including pharmaceutical and consumer products, herbal products, biotechnology and chemical companies, as well as universities and other research organizations. Industry-wide interest in our arrangement with American Home Products Corporation and the use of our PharmaPrint-TM- Process technology, may accelerate as the technology becomes more widely understood. Competitors may then have additional incentive to develop technologies and products that compete with ours. These competitors may succeed in developing technologies and products that are more effective than ours or that would render our PharmaPrint-TM- Process and products obsolete. If we are not successful in obtaining and maintaining adequate patent protection for the PharmaPrint-TM- Process, competitors may be able to duplicate or exceed our capabilities.

         Many of our potential competitors have competitive advantages over us, including:

         -        greater capital resources;

         - greater experience in developing, manufacturing and marketing products;

         - greater research and development capabilities, staffs and facilities;

         - greater experience in conducting toxicology testing and human clinical trials on new pharmaceutical products; and

         - greater experience on obtaining Food and Drug Administration and other regulatory approvals of products.

         Accordingly, some of our competitors may succeed in obtaining regulatory approval for products more rapidly or effectively. Moreover, we can provide no assurance that we will have sufficient resources to undertake the continuing research and development necessary to remain competitive.

UNCERTAINTIES RELATED TO CLINICAL TRIALS

         In order to obtain marketing approval from the Food and Drug Administration, we must demonstrate through toxicology testing and clinical trials that PPRT-321, our only drug candidate for which the Food and Drug Administration has allowed clinical trials to date, is safe and effective for use in its target indication. The results from initial clinical trials of PPRT-321 and any other drug candidates may not be indicative of the results that may be obtained in further clinical trials. Many companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The rate of completion of our clinical trials maybe delayed by many factors including slower than anticipated patient enrollment, a slower than anticipated timetable, or any other adverse event.

         During the course of clinical trials, patients can die or suffer other adverse medical effects for reasons that may not be related to the drug being tested, but which can affect clinical trial results. We can provide no assurance that regulatory authorities will permit us to undertake additional clinical trials of PPRT-321 or to initiate clinical trials of any other drug candidates. In addition, we may not successfully complete any clinical trial efforts that we undertake. Any delays in or termination of our clinical trial efforts would have a material adverse effect on our business, financial condition and results of operations. We can provide no assurance that PPRT-321 or any other drug candidate will receive regulatory approval for any indication or that any clinical trials undertaken will result in marketable products. If PPRT- 321 or other drug candidates are not shown to be safe and effective in clinical trials, our business, financial condition and results of operations would be materially adversely affected.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

         The following information describes statutory or regulatory provisions. This discussion highlights some aspects of applicable law and may not contain all the information that may be important to you on this topic. The manufacturing, possessing, formulation, packaging, labeling, advertising and sale of dietary supplements are regulated by the Federal Food, Drug and Cosmetic Act, by the Dietary Supplement Health & Education Act of 1994, and by various federal agencies, including the Food and Drug Administration and the Federal Trade Commission. Our activities are also regulated by various agencies of the states, provinces, localities and countries in which our products are sold.

         The Dietary Supplement Health Education Act defines dietary supplements, permits "structure/function" statements under certain conditions, and regulates the use of published literature in connection with the sale of herbal products. Dietary supplements do not require approval by the Food and Drug Administration prior to marketing. Dietary supplements are subject to various regulatory requirements concerning their composition, permissible claims (including substantiation of any claims), manufacturing procedures and other elements. The Dietary Supplement Health Education Act prohibits marketing dietary supplements for the treatment or prevention of diseases. Because we are limited to the type of claims we may make, we may not be able to effectively differentiate our dietary supplement products from those of our competitors. We cannot determine what effect current or future regulations will have on our business, financial conditions or results of operations.

         The development of pharmaceuticals is subject to extensive, costly and rigorous regulation by the Food and Drug Administration and foreign regulatory authorities. Drugs that have not been demonstrated to be safe and effective according to Food and Drug Administration standards are typically classified as "new drugs" and require Food and Drug Administration approval prior to marketing. In order to initiate a clinical trial for a new drug, an investigational new application must be submitted to the Food and Drug Administration. The process of obtaining required regulatory approvals from the Food and Drug Administration and other regulatory authorities often takes many years. The process is expensive and can vary substantially based on the type, complexity and novelty of the pharmaceutical product. Any additional governmental regulations could delay regulatory approval of our pharmaceutical products. We believe, based upon documentation in medical literature of safe human use of botanical therapeutics, that we may be able to pursue a less time-consuming development process in the United States and some foreign jurisdictions. However, we must engage in extensive toxicology studies and clinical testing in order to demonstrate the safety and efficacy of our pharmaceutical products for human use. We can provide no assurance of quick approval or that we will obtain approval at all. Requests for additional data and delays in obtaining regulatory approvals, would adversely affect the marketing of our pharmaceutical products and our ability to generate pharmaceutical product revenues and royalties.

         We can provide no assurance that regulatory authorities will permit us to carry out further testing. If permitted, additional clinical testing may not prove that our pharmaceutical products are as safe and effective as necessary to permit marketing approvals for these products from regulatory authorities. Additionally, the results of any initial toxicology and clinical testing are not necessarily predictive of results that may be obtained from subsequent or more extensive toxicology and clinical testing. We can provide no assurance that further trials will be successful. Some companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a pharmaceutical product under development would delay or prevent regulatory approval of the product and would have material adverse effect on our business, financial condition and results of operations. Delays in obtaining regulatory approvals could adversely affect the marketing of our pharmaceutical products and diminish any competitive advantage we may attain. In addition, delays in regulatory approvals encountered by any corporate partner could adversely affect our ability to receive royalties. We can provide no assurance that if clinical trials are completed, they will be successful or that we will be able to submit any new drug application on its anticipated schedule. Any such applications may not be reviewed and approved by regulatory agencies in a timely manner, if at all.

         The Food and Drug Administration has established a "botanical" committee to provide regulatory guidelines, including guidelines for approval of botanicals as pharmaceuticals. However, we believe that the Food and Drug Administration has never approved for sale a pharmaceutical version of a multi-molecule, botanical medicine. Food and Drug Administration approval of botanicals that qualify as pharmaceuticals would presumably be evaluated under the same statutory standards as are applied to all new drugs. However, Food and Drug Administration review and approval practices adopted for botanical medicines under these statutory standards could result in competitive natural medicines that are not manufactured based on our PharmaPrint-TM- Process technology.

         Any regulatory approval may involve marketing restrictions. In addition, pharmaceutical products are subject to continuous governmental review and post-market evaluation, which could result in withdrawal, suspension or limitation of approvals. Any discovery of previously unrecognized problems could result in restrictions on the pharmaceutical product or its manufacture, including withdrawal of the pharmaceutical product from the market. Failure to comply with applicable regulatory requirements can result in fines, suspension of regulatory approvals, pharmaceutical product recalls, seizure of products, operating restrictions or criminal prosecution.

DEPENDENCE ON KEY EMPLOYEES

         We depend on the continuing services of Elliot P. Friedman, our Chairman of the Board and Chief Executive Officer. Loss of the services of Mr. Friedman could be detrimental to our business. We have obtained key-man life insurance in the amount of $1 million on the life of Mr. Friedman. Our success also depends on our ability to attract and retain highly qualified scientific and managerial personnel. We face competition for such personnel from other organizations, many of which have significantly greater resources. There can be no assurance that we will be able to recruit and retain such personnel.

VOLATILITY OF COMMON STOCK PRICE

         The market price of our common stock has historically been highly volatile. This volatility is likely to continue. The market price of our common stock may fluctuate and drop sharply for many reasons. Some events that may cause a decline in the price of our common stock include:

         -        announcements concerning our business or competitors;

         - results of the sales of our products sold through American Home Products Corporation;

         -        failures or unexpected delays in manufacturing;

         -        patent developments;

         - negative reaction to dietary supplements or functional foods in general;

         -        results of toxicology testing and clinical trials;

         - termination or modification of agreements with collaborative partners;

         - failures or unexpected delays in obtaining regulatory approvals;

         -        technological innovations;

         - statements or recommendations by the Food and Drug Administration or their advisory panels;

         -        loss of key personnel;

         -        government regulations;

         - litigation or public concern as to the safety or commercial value of our technologies or products; and

         - failure to meet the expectations of securities analysts or investors.

         In addition, market conditions for emerging growth companies and pharmaceutical companies, economic conditions and general stock market movements, even if unrelated to our operations, may have a significant impact on the price of our common stock. A sharp decline in the price of our common stock could also result in securities class action litigation against us. Such litigation could be very costly and could divert management's attention and resources, which may have a material adverse effect on our business, financial condition and results of operations.

POTENTIAL FOR DILUTION

         As of July 2, 1999, 10,000 shares of our Series A convertible preferred stock were issued and outstanding. Subject to satisfaction of certain conditions, we are obligated to issue 2,000 shares of Series B convertible preferred stock. Each share of the Series A convertible preferred stock is convertible into such number of shares of common stock as is determined by dividing the stated value ($1,000) of the share of Series A convertible preferred stock, which value is increased at an annual rate of 6.0%, by the current conversion price. The conversion price prior to October 4, 1999 is $8.55 and after October 4, 1999 is the lessor of $8.55 and 100% of a measure of the market price of the common stock at the time of conversion. The maximum number of shares of common stock issuable upon conversion of the Series A convertible preferred stock and Series B convertible preferred stock is 2,776,595. If we issue 2,776,595 shares of common stock on conversion of the Series A convertible preferred stock and Series B convertible preferred stock, the remaining outstanding shares will be redeemed by us on or before June 4, 2001 for a price of 103% of the stated value plus a premium of 6.0% of the stated value per year. In addition, as of July 2, 1999, 2,545,343 shares of common stock were reserved for issuance upon exercise of our outstanding options and warrants. Accordingly, purchasers of common stock could therefore experience substantial dilution of their investment upon conversion of the Series A convertible preferred stock and/or exercise of our outstanding options and warrants.

CONTROL BY EXISTING STOCKHOLDERS AND MANAGEMENT

         Our current executive officers, directors and other significant stockholders own, as of June 23, 1999, approximately 38.9% of our issued and outstanding shares of common stock. Accordingly, such persons will likely continue to control our Board of Directors and direct the operation of our business.


                                   PHARMAPRINT

         PharmaPrint Inc. uses its proprietary development and manufacturing process technologies to develop high quality dietary supplement products and pharmaceutical candidates from botanical sources. PharmaPrint believes that its PharmaPrint-TM- Process technology represents a new paradigm in the development of therapeutic products from botanical sources. Unlike traditional drug development process of identifying, isolating and synthesizing single molecules from plant and other sources, PharmaPrint's core technologies were developed based on empirical data suggesting that the health benefits and safe usage of certain plant-derived therapeutics might be the result of the natural combination of multiple molecules found in the plant extract and that single molecules, in isolation, may not replicate the natural plant's effectiveness. The PharmaPrint-TM- Process technology enables PharmaPrint to identify, quantify and standardize the bioactives within plant sources which are believed to provide therapeutic benefits and produce products having consistent batch-to-batch quantities and ratios of these bioactives.

         PharmaPrint is applying several commercialization strategies for its PharmaPrint-TM- Process technology. The first application of the PharmaPrint-TM- Process is the development of high quality, herbal dietary supplements. In October 1997 PharmaPrint entered into several agreements with American Home Products Corporation whereby PharmaPrint is applying the PharmaPrint-TM- Process to produce a line of high quality dietary supplement products currently marketed by American Home Products Corporation under its Centrum brand name. Pursuant to the terms of the agreements, American Home Products Corporation paid PharmaPrint $2.5 million as an up-front licensing fee and is required to pay additional fees of $500,000 upon each of (I) the issuance of a patent containing claims covering the PharmaPrint-TM-Process and (ii) receipt and approval by American Home Products Corporation of the initial dietary supplement products in sufficient time to permit American Home Products Corporation to meet its proposed launch date. American Home Products Corporation has agreed to spend at least the lesser of $20 million or an amount equal to 50% of net sales of the dietary supplement products in advertising and other marketing expenditures during each of the first two years following initial product launch. American Home Products Corporation has also agreed to purchase the dietary supplement products from PharmaPrint under a supply agreement at specified prices. In addition, if PharmaPrint succeeds in securing a patent containing a claim or claims comprising the PharmaPrint-TM- Process applied generally or on a product-by-product basis, American Home Products Corporation will pay royalties to PharmaPrint on net sales of such patented products of 4% in the first year and 6% thereafter. American Home Products Corporation commenced marketing PharmaPrint's six dietary supplement products in October 1998. In November 1998, American Home Products Corporation and PharmaPrint entered into an agreement pursuant to which American Home Products Corporation paid PharmaPrint $5.0 Million as reimbursement for certain development and production costs and increased the per unit amount to be paid by American Home Products Corporation to PharmaPrint for the dietary supplement products delivered or to be delivered prior to February 28, 1999. In April 1999, American Home Products Corporation and PharmaPrint entered into an additional agreement that extended the per unit cost increase paid by American Home Products Corporation to PharmaPrint for dietary supplement products delivered or to be delivered from March 1, 1999 through July 31, 1999. American Home Products Corporation and PharmaPrint are currently negotiating a permanent increase to the per unit increase. If an agreement is not reached, beginning August 1, 1999, the prices at which American Home Products Corporation purchases products from PharmaPrint, with certain limited exceptions, will revert to the prices agreed upon in the agreements with American Home Products Corporation in October 1997 based upon the manufacturing specifications agreed upon in such agreements. Such prices will remain fixed until October 2000.

         Another application of the PharmaPrint-TM- Process is the development of FDA-approvable pharmaceuticals from natural plant sources. PharmaPrint has completed a Phase II study for its initial pharmaceutical product candidate, PPRT-321, a saw palmetto-derived drug that is being developed for the treatment of symptoms associated with Benign Prostatic Hyperplasis. The clinical study demonstrated that the product was safe and appeared to improve symptoms associated with an enlarged prostate gland. PharmaPrint is currently evaluating further studies for PPRT-321.

         PharmaPrint has also commenced the development of, utilizing the PharmaPrint-TM- Process, a line of herbal products combined with vitamins and/or minerals. PharmaPrint anticipates that it will initially utilize the same herbal products developed for American Home Products Corporation in its combination product line. PharmaPrint anticipates marketing these products directly to mass market and Internet retailers. PharmaPrint also has initiated the PharmaPrint-TM- Process for a product classified as a functional food.

         PharmaPrint's principal executive offices are located at 2600 Michelson Drive, Suite 1600, Irvine, CA 92612 and its telephone number is (949) 794-7778.


                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         PharmaPrint's bylaws relating to indemnification require that PharmaPrint indemnify its directors and its executive officers to the fullest extent permitted under Delaware law, subject to two exceptions. First, PharmaPrint may modify the extent of such indemnification by individual contracts with its directors and executive officers. Second, PharmaPrint will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions. Delaware corporate law, PharmaPrint's bylaws, as well as any indemnity agreements, may also permit indemnification for liabilities arising under the Securities Act or the Securities Exchange Act. Without limiting any right an indemnitee may have under Delaware corporate law and PharmaPrint's bylaws, the Board of Directors has adopted an Indemnification and Hold Harmless Agreement to provide additional indemnification and reimbursement to all qualified directors and officers of PharmaPrint, and to hold such directors and officers harmless from certain liabilities, judgments and related expenses. Any individual who is a duly elected or appointed member of the Board of Directors, a corporate officer of PharmaPrint or any employee or agent as approved by the Board of Directors qualifies as an indemnitee under the indemnity agreement.

         The Board of Directors has been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities arising under the Securities Act is contrary to public policy as expressed in the Securities

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by PharmaPrint of expenses incurred or paid by a director or officer of PharmaPrint in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the shares being registered hereby, PharmaPrint will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 USE OF PROCEEDS

         PharmaPrint will not receive any proceeds from the sale of the shares of common stock offered pursuant to this prospectus.

                               SELLING STOCKHOLDER

         RGC International Investors, LDC is eligible to sell, pursuant to this prospectus, the maximum number of shares of common stock set forth in the table below. RGC International Investors, LDC may offer and sell all or any portion of such shares from time to time in the manner set forth under the heading "Plan of Distribution." However, RGC International Investors, LDC is under no obligation to sell all or any portion of such shares. The number and percentage of shares set forth in the table below under the heading "Post Offering" assumes the sale of all shares of common stock eligible to be sold pursuant to this Prospectus.


                                       PRE-OFFERING                                       POST OFFERING
                                       ------------                          -------------------------------------
                                       TOTAL NUMBER                            TOTAL NUMBER
NAME OF SELLING                       OF SHARES                               OF SHARES                 PERCENTAGE
STOCKHOLDER                         BENEFICIALLY OWNED     SHARES OFFERED    BENEFICIALLY OWNED          OF CLASS
-----------                         ------------------     --------------    ------------------          --------
RGC International Investors, LDC         2,776,595          2,776,595                  -0-                 -0-




         The number of shares set forth in the table above represents the maximum number of shares of common stock to be offered by RGC International Investors, LDC. The actual number of shares of common stock issuable upon conversion of the Series A convertible preferred stock and Series B convertible preferred stock is indeterminate, is subject to adjustment and could be materially less than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Series A convertible preferred stock or Series B convertible preferred stock by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act. Under the terms of the Series A convertible preferred stock, if the Series A convertible preferred stock had been actually converted on July 2, 1999, the conversion price would have been $8.55, at which price the Series A preferred stock would have been converted into approximately 1,169,590 shares of common stock.

         Under the terms of the Series A convertible preferred stock and Series B convertible preferred stock, the shares are convertible by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for RGC International Investors exceeds the number of shares of common stock that RGC International Investors could own beneficially at any given time through their ownership of the Series A convertible preferred stock and Series B convertible preferred stock. In that regard, the beneficial ownership of the common stock by RGC International Investors set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.


                              PLAN OF DISTRIBUTION

         The shares being offered by the selling stockholder or its pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions, on the Nasdaq National Market or on such other market on which the common stock may from time to time be trading:

         -        in privately-negotiated transactions;

         -        through the writing of options on the shares;

         -        short sales; or

         -        any combination thereof.

         The sale price to the public may be:

         -        the market price prevailing at the time of sale;

         -        a price related to such prevailing market price;

         -        at negotiated prices; or

         - such other price as the selling stockholder determine from time to time.

         The shares may also be sold pursuant to Rule 144. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

         The selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

         The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the selling stockholder, or its transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholder or its pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby has been passed upon for PharmaPrint by PharmaPrint's outside legal counsel, Klehr, Harrison, Harvey, Branzburg & Ellers LLP, Philadelphia, Pennsylvania.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

         (a) PharmaPrint's Annual Report on Form 10-K for the fiscal year ended March 31, 1999;

         (b) The description of the PharmaPrint's common stock contained in the registration statement on Form 8-A, dated August 5, 1996, including all amendments and reports filed for the purpose of updating such description.



                       WHERE YOU CAN GET MORE INFORMATION

         At your request, we will provide you, without charge, a copy of any of the documents incorporated by reference in this prospectus or any exhibits to the registration statement. If you would like more information, write or call us at:

                               PharmaPrint Inc.
                               2600 Michelson Drive
                               Suite 1600
                               Irvine, CA  92612
                               Telephone:  (949) 794-7778
                               Facsimile: (949) 794-7777

         Our fiscal year ends on March 31. We intend to provide to our stockholders annual reports containing audited financial statements and other appropriate reports. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800- SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange

Commission filings are also available to the public, free of charge, on the Securities and Exchange Commission Internet site at http:\\www.sec.gov.


 YOU SHOULD RELY ONLY ON THE INFORMATION                    UP TO 2,776,595 SHARES
 CONTAINED IN THIS PROSPECTUS OR THAT WE HAVE
 REFERRED YOU TO. WE HAVE NOT AUTHORIZED                         COMMON STOCK
 ANYONE TO PROVIDE YOU WITH INFORMATION THAT
 IS DIFFERENT. THE INFORMATION IN THIS
 PROSPECTUS MAY NOT BE ACCURATE BEYOND THE
 DATE INDICATED BELOW, REGARDLESS OF WHEN
 THIS PROSPECTUS IS DELIVERED OR WHEN THE                      PHARMAPRINT INC.
 SECURITIES DESCRIBED IN THIS PROSPECTUS ARE
 SOLD. THIS PROSPECTUS IS NOT AN OFFER TO
 SELL THESE SECURITIES AND IT IS NOT
 SOLICITING AN OFFER TO BUY THESE SECURITIES
 IN ANY STATE WHERE THE OFFER OR SALE IS NOT
 PERMITTED.
                                                                  PROSPECTUS





                                                                 JULY   , 1999


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         PharmaPrint will pay all costs and expenses incurred in connection with the registration of the resale of the shares of common stock pursuant to this registration statement. The selling stockholder will pay the costs associated with any sales of the shares of common stock, including any discounts, commissions and applicable transfer taxes. The following is an itemized statement of the estimated amounts of all expenses payable by PharmaPrint in connection with the registration of the shares of common sock offered hereby, other than underwriting discounts and commissions:


         Registration Fee--Securities and Exchange Commission................................  $  3,859
         *Accountants' fees and expenses.....................................................  $  2,000
         *Legal fees and expenses............................................................  $  5,000
         *Printing and EDGAR expenses........................................................  $  2,000
         *Miscellaneous .....................................................................  $  2,500
                                                                                               --------
                  Total......................................................................  $ 15,359
                                                                                               --------
                                                                                               --------


--------------------
* Estimate


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         PharmaPrint's bylaws relating to indemnification require that PharmaPrint indemnify its directors and its executive officers to the fullest extent permitted under Delaware law, subject to two exceptions. First, PharmaPrint may modify the extent of such indemnification by individual contracts with its directors and executive officers. Second, PharmaPrint will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions. Delaware corporate law, PharmaPrint's bylaws, as well as any indemnity agreements, may also permit indemnification for liabilities arising under the Securities Act or the Securities Exchange Act. Without limiting any right an indemnitee may have under Delaware corporate law and PharmaPrint's bylaws, the Board of Directors has adopted an Indemnification and Hold Harmless Agreement to provide additional indemnification and reimbursement to all qualified directors and officers of PharmaPrint, and to hold such directors and officers harmless from certain liabilities, judgments and related expenses. Any individual who is a duly elected or appointed member of the Board of Directors, a corporate officer of PharmaPrint or any employee or agent as approved by the Board of Directors qualifies as an indemnitee under the indemnity agreement.

         The Board of Directors has been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities arising under the Securities Act is contrary to public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by PharmaPrint of expenses incurred or paid by a director or officer of PharmaPrint in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the shares being registered hereby, PharmaPrint will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.


         Number            Description
         ------            -----------
         5                 Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP

         23.1              Consent of Arthur Andersen LLP

         23.2              Consent of Klehr, Harrison, Harvey, Branzburg & Ellers LLP (included in Exhibit 5)

         24                Power of Attorney (included on signature page)



ITEM 17. UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (I) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (A) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (B) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that the undertakings in Item 17(a)(I)(A) and (B) do not apply if the information required to be included in a post-effective amendment by such undertakings is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement;

         (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 6, 1999.

                                      PHARMAPRINT INC.


                                      By:_____________________________________
                                         Elliot P. Friedman
                                         Chairman of the Board of Directors and
                                         Chief Executive Officer


                                POWER OF ATTORNEY

Each of the undersigned officers and directors of PharmaPrint Inc. whose signature appears below hereby appoints Elliot P. Friedman and James R. Wodach as true and lawful attorney-in-fact for the undersigned with full power of substitution, to execute in his name and on his behalf in each capacity stated below, any and all amendments (including post-effective amendments) to this registration statement as the attorney-in-fact shall deem appropriate, and to cause to be filed any such amendment (including exhibits thereto and other documents in connection therewith) to this registration statement with the Securities and Exchange Commission, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 6, 1999.


         SIGNATURE                                            TITLE(S)
         ---------                                            --------
                                            Chairman of the Board of Directors and
/s/ Elliot P. Friedman                      Chief Executive Officer (Principal Executive Officer)
-------------------------------
Elliot P. Friedman


/s/ James R. Wodach                         Senior Vice President and Chief Financial Officer
-------------------------------             (Principal Financial and Accounting Officer)
James R. Wodach


/s/ Phillip G. Trad
-------------------------------             Senior Vice President, General Counsel and Director
Philip G. Trad


/s/ John H. Abeles
-------------------------------             Director
John H. Abeles


-------------------------------             Director
Erinch R. Ozada


/s/ Nathan F. Troum, M.D.
-------------------------------             Director
Nathan F. Troum, M.D.



                                 EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION
------            -----------
5                 Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP

23                Consent of Arthur Andersen LLP

